Exhibit 5
August 10, 2007
Securities and Exchange Commission
Washington, DC 20549-1004
Ladies and Gentlemen:
     In my capacity as General Counsel of Anixter International Inc., a Delaware corporation (the “Company”), I have acted as counsel to the Company in connection with the registration statement on Form S-8 (the “Registration Statement”) pertaining to the registration by the Company of up to 1,700,000 shares (the “Shares”) of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”) in connection with the Company’s 2006 Stock Incentive Plan (the “Plan”).
     In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I deemed necessary for the purposes of this opinion.
     For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies, and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by parties thereto other than the Company.
     Based on the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and when issued in accordance with the Plan will be legally issued, fully paid and nonassessable.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement.
     I render no opinion as to the laws of any jurisdiction other than the internal corporate law of the State of Delaware.

Very truly yours,
By:	/s/ John A.Dul
John A. Dul
General Counsel